EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Second Quarter 2022 Results; Declares Common and Preferred Dividends

ENGLEWOOD CLIFFS, N.J., July 28, 2022 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $30.8 million for the second quarter of 2022 compared with $29.9 million for the first quarter of 2022 and $32.2 million for the second quarter of 2021. Diluted earnings per share were $0.78 for the second quarter of 2022 compared with $0.75 in the first quarter of 2022 and $0.81 in the second quarter of 2021. The increase in net income available to common stockholders and diluted earnings per share from the first quarter of 2022 was primarily due to an increase in net interest income of $5.2 million and an increase in noninterest income of $0.3 million, partially offset by an increase in provision for credit losses of $1.6 million, an increase in noninterest expenses of $2.5 million, and an increase in income tax expense of $0.5 million. The decrease in net income available to common stockholders and diluted earnings per share from the second quarter of 2021 was primarily due to an increase in provision for credit losses of $4.6 million, an increase in noninterest expenses of $5.4 million, an increase in preferred dividends of $1.5 million, a decrease in noninterest income of $1.1 million, and an increase in income tax expenses of $1.2 million, partially offset by an increase in net interest income of $12.6 million.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “We again demonstrated the effectiveness of our relationship-banking business model by delivering solid second quarter financial results. Pre-tax, pre-provision earnings as a percent of assets increased to 2.28%, while return on assets was 1.56%, and return on tangible common equity was 15.3%. In addition, our net interest margin expanded, the efficiency ratio remained below 40% and the nonperforming asset ratio declined. Notably, our tangible book value per share has increased by more than 10% over the last twelve months to $20.79, reflecting both strong earnings and prudent management of our available-for-sale securities portfolio.”

“Organic growth remains strong at ConnectOne. The loan portfolio increased sequentially by 17% on an annualized basis, reflecting both our strong origination franchise and market conditions, while noninterest-bearing deposits grew by 20% on an annualized basis. Non-interest demand deposits now represent a record of 26% of total deposits. The loan and deposit growth also reflects the success of our strategy to invest in, and further strengthen, our origination franchise. In that regard, we are gaining traction in all our markets including Florida, where we are successfully leveraging our client-centric culture to both originate commercial loans and grow deposits with existing ConnectOne clients as well as new Florida-based businesses. And we continue to capitalize on disruption caused by industry M&A by hiring experienced bankers, which facilitates organic expansion into synergistic geographies and verticals.”

“Our tech-first philosophy creates opportunities for back-office efficiencies, additional distribution channels and increased revenue. Investments we’ve made over the years are paying dividends, allowing us to scale efficiently while improving internal processes such as loan underwriting and closing processes. We continue to make investments to enhance our commercial banking model, deliver best-in-class client experience and optimize our operations. To that end, we are excited to announce a partnership with MANTL to help streamline and digitize our entire deposit onboarding processing. This partnership, along with other technologies we are implementing, will modernize client onboarding, create new verticals, and provide better penetration into existing business lines.” Mr. Sorrentino added, “We’re building for the future and, even with these investments, we are confident in our ability to remain one of the most efficient banks in the industry.”

Dividend Declarations

The Company announced that its Board of Directors declared a cash dividend on its common stock and a quarterly cash dividend on its preferred stock.

A cash dividend on common stock of $0.155 per share will be paid on September 1, 2022, to common stockholders of record on August 15, 2022. A dividend of $0.328125 per share for every depositary share, representing a 1/40th interest in the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on September 1, 2022 to preferred stockholders of record on August 15, 2022.

Operating Results

Fully taxable equivalent net interest income for the second quarter of 2022 was $76.1 million, an increase of $5.3 million, or 7.5%, from the first quarter of 2022 resulting primarily from a 2.0% sequential increase in average loans, a 12% sequential increase in average investment securities and a 20 basis-point widening of the net interest margin to 3.91% from 3.71%. The increase net interest margin primarily reflected an increase in total interest-earning asset yields of 26 basis points, resulting from increased rates on total loans and securities, along with an improved mix away from lower yielding assets, while the cost of interest-bearing liabilities increased by only 8 basis-points. Excluding purchase accounting adjustments, the adjusted net interest margin was 3.86% for the second quarter of 2022 and 3.64% for the first quarter of 2022. Included in interest income in the second quarter 2022 was a $1.5 million recovery on a purchased credit deteriorated (PCD) loan. Also included in interest income in the second and first quarters of 2022 was the accretion of Paycheck Protection Program (“PPP”) fee income of $2.3 million and $2.0 million, respectively. Remaining deferred and unrecognized PPP fees were $0.3 million as of June 30, 2022.

Fully taxable equivalent net interest income for the second quarter of 2022 increased by $12.7 million, or 20.1%, from the second quarter of 2021. The increase from the second quarter of 2021 resulted primarily from a 12.1% increase in average loans, a 37.3% increase in average investment securities, and a 31 basis-point widening of the net interest margin to 3.91% from 3.60%. The widening of the net interest margin resulted from a 24 basis-point increase in the yield on average interest-earning assets and a 7 basis-point reduction in the cost of interest-bearing liabilities.

Noninterest income was $3.4 million in the second quarter of 2022, $3.1 million in the first quarter of 2022 and $4.5 million in the second quarter of 2021. Included in noninterest income were net losses on equity securities of $0.4 million and $0.6 million for the second quarter 2022 and first quarter 2022, respectively. Excluding the equity securities losses, adjusted noninterest income was $3.8 million, $3.7 million and $4.5 million for the second quarter 2022, first quarter 2022 and second quarter 2021, respectively. The $0.1 million increase in adjusted noninterest income for the current quarter versus the first quarter 2022 was primarily due to an increase in deposit, loan, and other income of $0.1 million and an increase on income of bank owned life insurance (“BOLI”) of $0.1 million, partially offset by decreases in net gains on loans held-for-sale of $0.1 million. The $0.7 million decrease in adjusted noninterest income for the current quarter versus the second quarter 2021 was primarily due to a decrease in PPP fee income earned by BoeFly of $0.7 million, a decrease in net gains on loans held-for-sale of $0.3 million, and a decrease in net gains on sale/redemption of investment securities of $0.2 million, partially offset by increases in deposit, loan, and other income of $0.4 million and an increase in BOLI income of $0.2 million.

Noninterest expenses totaled $31.7 million for the second quarter of 2022, $29.2 million for the first quarter of 2022 and $26.3 million for the second quarter of 2021. Included in noninterest expense during the first quarter of 2022 was a $0.9 million favorable dissolution of a merger lease obligation. Excluding that item, noninterest expenses increased by $1.6 million from the first quarter of 2022 and was primarily attributable to an increase in salaries and employee benefits of $0.9 million, professional and consulting of $0.3 million, other expenses of $0.2 million, acquisition expenses related to BoeFly of $0.2 million, and marketing and advertising of $0.1 million. The increase in noninterest expenses of $5.4 million from the second quarter of 2021 was primarily attributable to increases in salaries and employee benefits of $4.2 million and BoeFly acquisition expense of $0.8 million. The increase in salaries and employee benefits from the prior sequential quarter and prior year quarter was attributable to increased staff in both the revenue and back-office areas of the bank, base salary increases, and bonus accruals.

Income tax expense was $11.9 million for the second quarter of 2022, $11.4 million for the first quarter of 2022 and $10.7 million for the second quarter of 2021. The effective tax rates for the second quarter of 2022, first quarter of 2022 and second quarter of 2021 were 26.9%, 26.6% and 24.8%, respectively.

Asset Quality

The provision for (reversal of) credit losses was $3.0 million for the second quarter of 2022, $1.5 million for the first quarter of 2022 and $(1.6) million for the second quarter of 2021. The provision for credit losses during the second quarter of 2022 and the first quarter of 2022 reflected strong organic loan growth and forecasted macroeconomic conditions, which remained fairly stable from the sequential quarter. The reversal of provision for credit losses during the second quarter of 2021 was the result of improved forecasted macroeconomic conditions when compared to the prior period.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $61.1 million as of June 30, 2022, $61.7 million as of December 31, 2021 and $56.2 million as of June 30, 2021. Nonaccrual loans were $60.8 million as of June 30, 2022, $61.7 million as of December 31, 2021 and $56.2 million as of June 30, 2021. Nonperforming assets as a percentage of total assets were 0.69% as of June 30, 2022, 0.76% as of December 31, 2021 and 0.73% as of June 30, 2021. The ratio of nonaccrual loans to loans receivable was 0.84%, 0.90% and 0.88%, as of June 30, 2022, December 31, 2021 and June 30, 2021, respectively. The annualized net loan charge-offs ratio was 0.02% for the second quarter of 2022, 0.01% for the fourth quarter of 2021 and 0.01% for the second quarter of 2021. The allowance for credit losses represented 1.14%, 1.15%, and 1.23% of loans receivable as of June 30, 2022, December 31, 2021 and June 30, 2021, respectively. Excluding PPP loans, the allowance for credit losses represented 1.14%, 1.17%, and 1.29% of loans receivable as of June 30, 2022, December 31, 2021 and June 30, 2021, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 136.2% as of June 30, 2022, 127.7% as of December 31, 2021 and 140.0% as of June 30, 2021.

Selected Balance Sheet Items

The Company’s total assets were $8.8 billion as of June 30, 2022, an increase of $712.0 million from December 31, 2021. Loans receivable were $7.3 billion, an increase of $446.0 million from December 31, 2021. The increase in loans receivable was attributable to organic loan originations.

The Company’s total stockholders’ equity was $1.1 billion as of June 30, 2022, an increase of $18.9 million from December 31, 2021. The increase in retained earnings of $49.5 million was the primary reason for the overall increase in stockholders’ equity, in addition to an increase in additional paid-in capital of $0.3 million, partially offset by a decrease in accumulated other comprehensive income of $17.7 million, reflecting the after-tax decline in the fair value of investment securities net of unrealized hedge gains recorded in other assets, and an increase in treasury stock of $13.1 million. As of June 30, 2022, the Company’s tangible common equity ratio and tangible book value per share were 9.46% and $20.79, respectively. As of December 31, 2021, the tangible common equity ratio and tangible book value per share were 10.06% and $20.12, respectively. Total goodwill and other intangible assets were $216.5 million as of June 30, 2022, and $217.4 million as of December 31, 2021.

Share Repurchase Program

During the second quarter of 2022, the Company repurchased 302,315 shares of common stock leaving approximately 1.8 million shares remaining authorized for repurchase under the current Board approved repurchase program. The Company may repurchase shares from time-to-time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and they may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Second Quarter 2022 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on July 28, 2022 to review the Company's financial performance and operating results. The conference call dial-in number is 1-201-689-8471, access code 13731034. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, July 28, 2022 and ending on Thursday, August 4, 2022 by dialing 1-412-317-6671, access code 13731034. An online archive of the webcast will be available following the completion of the conference call at https://www.connectonebank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, as supplemented by the Company’s subsequent filings with the Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:
William S. Burns
Senior Executive VP & CFO
201.816.4474: bburns@cnob.com

Media Contact:
Sutton Resler, MWW
571.236.4966: sresler@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	June 30,	December 31,	June 30,
	2022	2021	2021
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$58,807	$54,352	$59,148
Interest-bearing deposits with banks	240,513	211,184	290,269
Cash and cash equivalents	299,320	265,536	349,417

Investment securities	675,941	534,507	458,933
Equity securities	15,993	13,794	13,223

Loans held-for-sale	3,182	250	6,159

Loans receivable	7,274,573	6,828,622	6,407,904
Less: Allowance for credit losses - loans	82,739	78,773	78,684
Net loans receivable	7,191,834	6,749,849	6,329,220

Investment in restricted stock, at cost	47,287	27,826	22,563
Bank premises and equipment, net	28,391	29,032	28,811
Accrued interest receivable	34,615	34,152	34,001
Bank owned life insurance	228,279	195,731	193,209
Right of use operating lease assets	10,809	11,017	12,504
Other real estate owned	316	-	-
Goodwill	208,372	208,372	208,372
Core deposit intangibles	8,130	8,997	9,963
Other assets	89,037	50,417	43,707
Total assets	$8,841,506	$8,129,480	$7,710,082

LIABILITIES
Deposits:
Noninterest-bearing	$1,712,875	$1,617,049	$1,485,952
Interest-bearing	4,904,724	4,715,904	4,706,561
Total deposits	6,617,599	6,332,953	6,192,513
Borrowings	874,964	468,193	353,462
Subordinated debentures, net	153,103	152,951	152,800
Operating lease liabilities	12,116	12,417	14,235
Other liabilities	40,577	38,754	32,112
Total liabilities	7,698,359	7,005,268	6,745,122

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	-
Common stock	586,946	586,946	586,946
Additional paid-in capital	27,536	27,246	24,606
Retained earnings	489,640	440,169	386,280
Treasury stock	(52,799)	(39,672)	(32,682)
Accumulated other comprehensive loss	(19,103)	(1,404)	(190)
Total stockholders' equity	1,143,147	1,124,212	964,960
Total liabilities and stockholders' equity	$8,841,506	$8,129,480	$7,710,082

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	06/30/22	06/30/21	06/30/22	06/30/21
Interest income
Interest and fees on loans	$81,285	$71,101	$157,310	$141,563
Interest and dividends on investment securities:
Taxable	2,551	995	4,424	2,083
Tax-exempt	916	608	1,625	1,374
Dividends	291	263	505	519
Interest on federal funds sold and other short-term investments	313	84	433	133
Total interest income	85,356	73,051	164,297	145,672
Interest expense
Deposits	5,709	6,424	10,719	14,009
Borrowings	4,056	3,618	7,629	7,491
Total interest expense	9,765	10,042	18,348	21,500

Net interest income	75,591	63,009	145,949	124,172
Provision for (reversal of) credit losses	3,000	(1,649)	4,450	(7,415)
Net interest income after provision for credit losses	72,591	64,658	141,499	131,587

Noninterest income
Deposit, loan and other income	1,866	2,222	3,609	3,390
Income on bank owned life insurance	1,342	1,185	2,548	2,249
Net gains on sale of loans held-for-sale	556	847	1,257	1,554
Gain on sale of branches	-	-	-	674
Net losses on equity securities	(405)	23	(1,001)	(164)
Net gains on sale/redemption of investment securities	-	195	-	195
Total noninterest income	3,359	4,472	6,413	7,898

Noninterest expenses
Salaries and employee benefits	19,519	15,284	38,159	30,849
Occupancy and equipment	2,733	3,187	4,662	6,591
FDIC insurance	725	580	1,331	1,515
Professional and consulting	2,124	2,117	3,916	4,073
Marketing and advertising	426	278	777	519
Information technology and communications	2,801	2,636	5,667	5,161
Amortization of core deposit intangible	434	508	867	1,015
Increase in value of acquisition price	833	-	1,516	-
Other expenses	2,108	1,669	4,038	3,021
Total noninterest expenses	31,703	26,259	60,933	52,744

Income before income tax expense	44,247	42,871	86,979	86,741
Income tax expense	11,889	10,652	23,240	21,523
Net income	32,358	32,219	63,739	65,218
Preferred dividends	1,509	-	3,018	-
Net income available to common stockholders	$30,849	$32,219	$60,721	$65,218

Earnings per common share:
Basic	$0.78	$0.81	$1.54	$1.64
Diluted	0.78	0.81	1.53	1.63

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONEBANCORP,INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Jun. 30	Mar. 31,	Dec. 30,		Sep. 30,	Jun. 30,
	2022	2022	2021		2021	2021
Selected Financial Data	(dollars in thousands)
Total assets	$8,841,506	$8,334,301	$8,129,480		$7,949,514	$7,710,082
Loans receivable:
Commercial	$1,274,280	$1,161,867	$1,163,442		$1,116,535	$1,046,965
Paycheck Protection Program ("PPP") loans	18,004	54,301	93,057		177,829	326,788
Commercial real estate	2,727,120	2,516,065	2,446,807		2,354,209	2,252,484
Multifamily	2,442,603	2,465,337	2,337,712		2,113,541	1,914,978
Commercial construction	569,789	539,058	540,178		552,896	587,121
Residential	249,379	250,205	255,269		270,793	286,907
Consumer	1,248	1,140	1,886		2,093	6,355
Gross loans	7,282,423	6,987,973	6,838,351		6,587,896	6,421,598
Unearned net origination fees	(7,850)	(8,378)	(9,729)		(11,457)	(13,694)
Loans receivable	7,274,573	6,979,595	6,828,622		6,576,439	6,407,904
Loans held-for-sale	3,182	2,742	250		5,596	6,159
Total loans	$7,277,755	$6,982,337	$6,828,872		$6,582,035	$6,414,063

Investment and equity securities	$691,934	$525,228	$548,301		$476,584	$472,156
Goodwill and other intangible assets	216,502	216,936	217,369		217,852	218,335
Deposits:
Noninterest-bearing demand	$1,712,875	$1,631,292	$1,617,049		$1,500,754	$1,485,952
Time deposits	1,285,409	1,065,814	1,150,109	0	1,221,911	1,301,807
Other interest-bearing deposits	3,619,315	3,863,299	3,565,795		3,675,673	3,404,754
Total deposits	$6,617,599	$6,560,405	$6,332,953		$6,398,338	$6,192,513

Borrowings	$874,964	$412,170	$468,193		$253,225	$353,462
Subordinated debentures (net of debt issuance costs)	153,103	153,027	152,951		152,875	152,800
Total stockholders' equity	1,143,147	1,138,519	1,124,212		1,098,433	964,960

Quarterly Average Balances
Total assets	$8,322,823	$8,263,382	$8,027,169		$7,837,997	$7,566,676
Loans receivable:
Commercial (including PPP loans)	$1,245,812	$1,231,703	$1,278,048		$1,296,066	$1,485,918
Commercial real estate (including multifamily)	4,974,297	4,850,349	4,625,371		4,312,092	3,925,497
Commercial construction	544,084	541,642	547,038		572,920	553,396
Residential	247,208	253,589	268,112		279,063	293,633
Consumer	5,029	3,682	4,938		2,649	3,148
Gross loans	7,016,430	6,880,965	6,723,507		6,462,790	6,261,592
Unearned net origination fees	(9,222)	(9,870)	(10,873)		(13,064)	(13,076)
Loans receivable	7,007,208	6,871,095	6,712,634		6,449,726	6,248,516
Loans held-for-sale	966	382	5,051		6,226	3,696
Total loans	$7,008,174	$6,871,477	$6,717,685		$6,455,952	$6,252,212

Investment and equity securities	$567,140	$536,090	$481,276		$465,103	$450,543
Goodwill and other intangible assets	216,786	217,219	217,685		218,170	218,662
Deposits:
Noninterest-bearing demand	$1,607,465	$1,547,055	$1,537,316		$1,495,456	$1,432,707
Time deposits	1,103,418	1,124,614	1,204,374		1,252,818	1,324,510
Other interest-bearing deposits	3,717,531	3,851,558	3,672,311		3,582,261	3,320,400
Total deposits	$6,428,414	$6,523,227	$6,414,001		$6,330,535	$6,077,617

Borrowings	$548,675	$404,907	$292,847		$276,183	$331,633
Subordinated debentures (net of debt issuance costs)	153,053	152,977	152,902		152,825	152,750
Total stockholders' equity	1,143,092	1,131,968	1,113,524		1,032,191	952,019

	Three Months Ended
	Jun. 30	Mar. 31,	Dec. 30,		Sep. 30,	Jun. 30,
	2022	2022	2021		2021	2021
	(dollars in thousands, except for per share data)
Net interest income	$75,591	$70,358	$70,461		$68,245	$63,009
Provision for (reversal of) credit losses	3,000	1,450	815		1,100	(1,649)
Net interest income after provision for credit losses	72,591	68,908	69,646		67,145	64,658
Noninterest income
Deposit, loan and other income	1,866	1,743	1,525		1,702	2,222
Income on bank owned life insurance	1,342	1,206	1,244		1,278	1,185
Net gains on sale of loans held-for-sale	556	701	1,139		1,114	847
Net (losses) gains on equity securities	(405)	(596)	(131)		(78)	23
Net gains on sale/redemption of investment securities	-	-	-		-	195
Total noninterest income	3,359	3,054	3,777		4,016	4,472
Noninterest expenses
Salaries and employee benefits	19,519	18,640	16,483		16,740	15,284
Occupancy and equipment	2,733	1,929	2,762		2,656	2,916
FDIC insurance	725	606	625		525	580
Professional and consulting	2,124	1,792	1,996		2,217	2,117
Marketing and advertising	426	351	454		345	278
Information technology and communications	2,801	2,866	3,058		3,048	2,636
Amortization of core deposit intangible	434	433	483		483	508
Increase in value of acquisition price	833	683	-		-	-
Other expenses	2,108	1,930	2,223		2,169	1,940
Total noninterest expenses	31,703	29,230	28,084		28,183	26,259

Income before income tax expense	44,247	42,732	45,339		42,978	42,871
Income tax expense	11,889	11,351	12,301		10,881	10,652
Net income	32,358	$31,381	$33,038		$32,097	$32,219
Preferred dividends	1,509	1,509	1,717		-	-
Net income available to common stockholders	$30,849	$29,872	$31,321		$32,097	$32,219

Weighted average diluted common shares outstanding	39,481,689	39,727,606	39,792,937		39,869,468	39,872,829
Diluted EPS	$0.78	$0.75	$0.79		$0.80	$0.81

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$32,358	$31,381	$33,038		$32,097	$32,219
Income tax expense	11,889	11,351	12,301		10,881	10,652
Provision for (reversal of) credit losses	3,000	1,450	815		1,100	(1,649)
Pre-tax and pre-provision net revenue	$47,247	$44,182	$46,154		$44,078	$41,222

Return on Assets Measures
Average assets	$8,322,823	$8,263,382	$8,027,169		$7,837,997	$7,566,676
Return on avg. assets	1.56%	1.54%	1.63%		1.62%	1.71%
Return on avg. assets (pre-tax and pre-provision)	2.28	2.17	2.28		2.23	2.19

	Three Months Ended
	Jun. 30	Mar. 31,	Dec. 30,		Sep. 30,	Jun. 30,
	2022	2022	2021		2021	2021
Return on Equity Measures	(dollars in thousands)
Average stockholders' equity	$1,143,097	$1,131,968	$1,113,524		$1,032,195	$952,019
Less: average preferred stock	(110,927)	(110,927)	(110,927)		(51,847)	-
Average common equity	$1,032,170	$1,021,041	$1,002,597		$980,348	$952,019
Less: average intangible assets	(216,786)	(217,219)	(217,685)		(218,170)	(218,662)
Average tangible common equity	$815,384	$803,822	$784,912		$762,178	$733,357

Return on avg. common equity (GAAP)	11.99%	11.87%	12.39%		12.99%	13.57%
Return on avg. tangible common equity ("TCE") (non-GAAP)(1)	15.32	15.22	16.00		16.88	17.82
Return on avg. tangible common equity (pre-tax, pre-provision)	23.39	22.44	23.50		23.12	22.74

Efficiency Measures
Total noninterest expenses	$31,703	$29,230	$28,084		$28,183	$26,259
Amortization of core deposit intangibles	(434)	(433)	(483)		(483)	(508)
Operating noninterest expense	$31,269	$28,797	$27,601		$27,700	$25,751

Net interest income (tax equivalent basis)	$76,146	$70,842	$70,890		$68,761	$63,418
Noninterest income	3,359	3,054	3,777		4,016	4,472
Net losses (gains) on equity securities	405	596	131		78	(23)
Net gains on sale/redemption of investment securities	-	-	-		-	(195)
Operating revenue	$79,910	$74,492	$74,798		$72,855	$67,672

Operating efficiency ratio (non-GAAP)(2)	39.1%	38.7%	36.9%		38.0%	38.1%

Net Interest Margin
Average interest-earning assets	$7,807,445	$7,753,881	$7,508,973		$7,321,771	$7,059,965

Net interest income (tax equivalent basis)	$76,146	$70,842	$70,890		$68,761	$63,418
Impact of purchase accounting fair value marks	(1,014)	(1,179)	(1,674)		(1,849)	(2,012)
Adjusted net interest income (tax equivalent basis)	$75,132	$69,663	$69,216		$66,912	$61,406

Net interest margin (GAAP)	3.91%	3.71%	3.75%		3.73%	3.60%
Adjusted net interest margin (non-GAAP)(3)	3.86	3.64	3.66		3.63	3.49

(1)Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2)Operating noninterest expense divided by operating revenue.
(3)Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Jun. 30	Mar. 31,	Dec. 30,		Sep. 30,	Jun. 30,
	2022	2022	2021		2021	2021
Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Stockholders equity	$1,143,147	$1,138,519	$1,124,212		$1,098,433	$964,960
Less: preferred stock	(110,927)	(110,927)	(110,927)		(110,927)	-
Common equity	$1,032,220	$1,027,592	$1,013,285		$987,506	$964,960
Less: intangible assets	(216,502)	(216,936)	(217,369)		(217,852)	(218,335)
Tangible common equity	$815,718	$810,656	$795,916		$769,654	$746,625

Total assets	$8,841,506	$8,334,301	$8,129,480		$7,949,514	$7,710,082
Less: intangible assets	(216,502)	(216,936)	(217,369)		(217,852)	(218,335)
Tangible assets	$8,625,004	$8,117,365	$7,912,111		$7,731,662	$7,491,747

Common shares outstanding	39,243,123	39,518,411	39,568,090		39,602,199	39,794,815

Common equity ratio (GAAP)	11.67%	12.33%	12.46%		12.42%	12.52%
Tangible common equity ratio (non-GAAP)(4)	9.46	9.99	10.06		9.95	9.97

Regulatory capital ratios (Bancorp):
Leverage ratio	11.63%	11.57%	11.65%		11.60%	10.19%
Common equity Tier 1 risk-based ratio	10.63	10.69	10.64		10.73	11.09
Risk-based Tier 1 capital ratio	12.11	12.21	12.19		12.35	11.17
Risk-based total capital ratio	15.09	15.25	15.26		15.54	14.58

Regulatory capital ratios (Bank):
Leverage ratio	11.61%	11.41%	11.43%		11.33%	11.34%
Common equity Tier 1 risk-based ratio	12.08	12.04	11.96		12.06	12.42
Risk-based Tier 1 capital ratio	12.08	12.04	11.96		12.06	12.42
Risk-based total capital ratio	13.55	13.55	13.44		13.61	14.07

Book value per share (GAAP)	$26.30	$26.00	$25.61		$24.94	$24.25
Tangible book value per share (non-GAAP)(5)	20.79	20.51	20.12		19.43	18.76

Net Loan (Recoveries) Charge-Off Detail
Net loan charge-offs (recoveries):
Charge-offs	$302	$274	$458		$1,727	$212
Recoveries	(32)	(32)	(217)		(113)	(14)
Net loan charge-offs (recoveries)	$270	$242	$241		$1,614	$198
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.02%	0.01%	0.01%		0.10%	0.01%

Asset Quality
Nonaccrual loans	$60,756	$59,403	$61,700		$65,959	$56,213
OREO	316	316	-		-	-
Nonperforming assets	$61,072	$59,719	$61,700		$65,959	$56,213

Allowance for credit losses - loans ("ACL")	82,739	80,070	78,773		77,986	78,684

Loans receivable	$7,274,573	$6,979,595	$6,828,622		$6,576,439	$6,407,904
Less: PPP loans	18,004	54,301	93,057		177,829	326,788
Loans receivable (excluding PPP loans)	$7,256,569	$6,925,294	$6,735,565		$6,398,610	$6,081,116

Nonaccrual loans as a % of loans receivable	0.84%	0.85%	0.90%		1.00%	0.88%
Nonperforming assets as a % of total assets	0.69	0.72	0.76		0.83	0.73
ACL as a % of loans receivable	1.14	1.15	1.15		1.19	1.23
ACL as a % of loans receivable (excluding PPP loans)	1.14	1.16	1.17		1.22	1.29
ACL as a % of nonaccrual loans	136.2	134.8	127.7		118.2	140.0

(4)Tangible common equity divided by tangible assets.
(5)Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate(7)	Balance	Interest	Rate(7)	Balance	Interest	Rate(7)
Investment securities(1) (2)	$610,465	$3,710	2.44%	$545,203	$2,771	2.06%	$444,461	$1,765	1.59%
Loans receivable and loans held-for-sale(2) (3) (4)	7,008,174	81,597	4.67	6,871,477	76,320	4.50	6,252,212	71,348	4.58
Federal funds sold and interest-
bearing deposits with banks	157,201	313	0.80	312,224	120	0.16	341,885	84	0.10
Restricted investment in bank stock	31,605	291	3.69	24,977	214	3.47	21,407	263	4.93
Total interest-earning assets	7,807,445	85,911	4.41	7,753,881	79,425	4.15	7,059,965	73,460	4.17
Allowance for loan losses	(81,012)			(79,763)			(80,548)
Noninterest-earning assets	596,390			589,264			587,259
Total assets	$8,322,823			$8,263,382			$7,566,676

Interest-bearing liabilities:
Time deposits	$1,103,418	2,179	0.79	$1,124,614	$2,154	0.78	1,324,510	3,963	1.20
Other interest-bearing deposits	3,717,531	3,530	0.38	3,851,558	2,856	0.30	3,320,400	2,461	0.30
Total interest-bearing deposits	4,820,949	5,709	0.47	4,976,172	5,010	0.41	4,644,910	6,424	0.55

Borrowings	548,675	1,849	1.35	404,907	1,377	1.38	331,633	1,419	1.72
Subordinated debentures	153,053	2,179	5.71	152,977	2,168	5.75	152,750	2,168	5.69
Capital lease obligation	1,865	28	6.02	1,917	28	5.92	2,066	31	6.02
Total interest-bearing liabilities	5,524,542	9,765	0.71	5,535,973	8,583	0.63	5,131,359	10,042	0.78

Noninterest-bearing demand deposits	1,607,465			1,547,055			1,432,707
Other liabilities	47,719			48,386			50,591
Total noninterest-bearing liabilities	1,655,184			1,595,441			1,483,298
Stockholders' equity	1,143,097			1,131,968			952,019
Total liabilities and stockholders' equity	$8,322,823			$8,263,382			$7,566,676

Net interest income (tax equivalent basis)		76,146			70,842			63,418
Net interest spread(5)			3.70%			3.53%			3.39%

Net interest margin(6)			3.91%			3.71%			3.60%

Tax equivalent adjustment		(555)			(484)			(409)
Net interest income		$75,591			$70,358			$63,009

(1)Average balances are calculated on amortized cost.
(2)Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3)Includes loan fee income and accretion of purchase accounting adjustments.
(4)Loans include nonaccrual loans.
(5)Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6)Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7)Rates are annualized.